Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

IMAGING DIAGNOSTIC SYSTEMS, INC.

Imaging Diagnostic Systems, Inc., a Florida corporation, pursuant to Section 607.1007 of the Florida Business Corporation Act, hereby adopts the following Amended and Restated Articles of Incorporation:

ARTICLE I

Name

The name of the corporation (hereinafter referred to as the “Corporation”) is:

Imaging Diagnostic Systems, Inc.

ARTICLE II

Initial Principal Office and Mailing Address

The initial principal office and mailing address of the Corporation is: 5307 NW 35th Terrace, Fort Lauderdale, Florida 33309.

ARTICLE III

Effective Date

The Corporation shall commence existence on the date these Articles of Incorporation are filed by the Florida Department of State, and the Corporation shall exist perpetually thereafter.

ARTICLE IV

Capital Stock

The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 502,000,000 shares, consisting of 500,000,000 common shares, having no par value (“Common Shares”), and 2,000,000 preferred shares, having no par value (the “Preferred Shares”).

The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, subject to limitations prescribed by law and this Article IV, to provide for the issuance of Preferred Shares in one or more classes or series, and, by filing Articles of Amendment to the Articles of Incorporation pursuant to the applicable law of the State of Florida, to establish from time to time the number of shares to be included in each such class or series, to fix the designations, powers, preferences, and rights of the shares of such class or series and any qualifications, limitations, or restrictions thereof; and, subject to the limitations and restrictions set forth in the Articles of Amendment or Amendments adopted by the Board of Directors originally fixing the number of shares constituting any series or class, to increase or decrease the number of shares of any such class or series subsequent to the issue of shares of that class or series, but not below the number of shares of such class or series then outstanding. In case the number of shares of any class or series of Preferred Shares shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the Amendment or Amendments to the Articles of Incorporation originally fixing the number of shares of such class or series.

Except as expressly provided in any Amendment or Amendments to the Articles of Incorporation designating any class or series of Preferred Shares pursuant to the foregoing provisions of this Article IV, shares of any class or series of Preferred Shares which have been redeemed (whether through the operation of a sinking fund or otherwise), purchased, or otherwise acquired by the Corporation, or which, if convertible or exchangeable, have been converted or exchanged for shares of stock of any other class, classes, or series, shall have the status of authorized and unissued shares of Preferred Shares and may be reissued as part of the class or series of which they were originally a part or may be reclassified and reissued as part of a new class or series of Preferred Shares to be created pursuant to the provisions of this Article IV or as part of any other class or series of Preferred Shares.

ARTICLE V

Initial Registered Agent and Office

The street address of the registered office of the Corporation is 1200 South Pine Island Road, Plantation, FL 33324, and the name of its initial registered agent at that address is CT CORPORATION SYSTEM.

ARTICLE VI

Purpose

The purpose for which this Corporation is organized is to engage in any lawful act, activity, or business permitted under the laws of the United States or the State of Florida.

ARTICLE VII

Directors

The Corporation shall have directors, each of whom shall serve as a director of the Corporation until his or her earlier resignation, removal from office, or death. The number of directors of the Corporation hereafter shall be such number as from time to time fixed by, or fixed in the manner prescribed by, the bylaws of the Corporation; provided, however, that in no event shall the number of directors be less than one.

ARTICLE VIII

Bylaws

In furtherance and not in limitation of the powers conferred upon it by law, the board of directors of the Corporation is expressly authorized to adopt, amend, or repeal the Bylaws of the Corporation to the extent permitted by law.

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ARTICLE IX

Indemnification; Exculpation

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages to the Corporation or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Florida Business Corporation Act.

The Corporation shall indemnify to the full extent permitted by law any person who is made, or threatened to be made, a party to any action, suit, or proceeding (whether civil, criminal, administrative, or investigative) by reason of the fact that he or she is or was a director or officer of the Corporation or serves or served as an director or officer of any other enterprises at the request of the Corporation. If the Florida Business Corporation Act is amended after the filing of these Articles of Incorporation of which this Article IX is a part to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Florida Business Corporation Act as so amended.

Any repeal or modification of the foregoing paragraphs of this Article IX by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE X

Amendment

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereinafter prescribed by the laws of the State of Florida. All rights, powers, privileges, and discretionary authority granted or confessed herein upon shareholders or directors are granted or confessed subject to this reservation.

The foregoing Amended and Restated Articles of Incorporation has been duly approved and adopted by the Board of Directors of the Corporation on July 12, 2018 and does not require shareholder approval pursuant to Florida Law. This Amended and Restated Articles of Incorporation supersedes the Corporation’s original Articles of Incorporation and all amendments thereto.

[SIGNATURES ON NEXT PAGE]

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The undersigned has signed these Articles of Incorporation on July 12, 2018.

By:	/s/ David Fong
Name:	David Fong
Title:	Chief Financial Officer

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